Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of HF Sinclair Corporation for the registration of 16,057,699 shares of its common stock and to the incorporation by reference therein of our reports dated February 20, 2025, with respect to the consolidated financial statements of HF Sinclair Corporation, and the effectiveness of internal control over financial reporting of HF Sinclair Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

February 26, 2025